Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 18, 2025, except for Note 17, 18, 22 and 25, as to which the date is March 19, 2026, with respect to the consolidated financial statements of Boqii Holding Limited and its subsidiaries, included in its Annual Report on Amendment No. 1 to Form 20-F for the year ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC
Assentsure PAC

Singapore
June 5, 2026